EXHIBIT A

                                  FUNDS

First Trust Dow Jones Select MicroCap Index(SM) Fund
First Trust Value(R) Line Arithmetic Index Fund
First Trust Morningstar(R) Dividend Leaders(SM) Index Fund
First Trust NASDAQ-100 Equal Weighted Index(SM) Fund
First Trust NASDAQ-100-Technology Sector Index(SM) Fund
First Trust Ibbotson Core U.S. Equity Allocation Index Fund
First Trust IPOX-100 Index Fund
First Trust AMEX(R) Biotechnology Index Fund
First Trust DB Strategic Value Index Fund
First Trust Dow Jones Internet Index(SM) Fund
First Trust NASDAQ-100 Ex-Technology Sector Index(SM) Fund
First Trust NASDAQ(R) Clean Edge(R) U.S. Liquid Series Index Fund
First Trust Value Line(R) Equity Allocation Index Fund
First Trust Value Line(R) Dividend Fund
First Trust S&P REIT Index Fund
First Trust ISE-Revere Natural Gas Index Fund
First Trust ISE Water Index Fund
First Trust ISE Chindia Index Fund
First Trust Value Line(R) 100 Exchange-Traded Fund